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                                                            Exhibit 4(ii)(e)(2)




                             CAPE MAY LIGHT, L.L.C.


                                   $37,900,000




                       United States Government Guaranteed
                        Ship Financing Bonds, 2000 Series







                     --------------------------------------


                             BOND PURCHASE AGREEMENT


                     --------------------------------------




                             Dated October 16, 2000







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                     --------------------------------------
                             Cape May Light, L.L.C.

                                  $ 37,900,000



      United States Government Guaranteed Ship Financing Bonds, 2000 Series
                   7.25% Sinking Fund Bonds due April 15, 2027

                             BOND PURCHASE AGREEMENT


To each of the respective
Purchasers named in Schedule 1 hereto:                Dated October 16, 2000

Dear Sirs:

         The undersigned, Cape May Light, L.L.C., a Delaware limited liability company (the "Shipowner"), hereby agrees with each of you (each, a "Purchaser") as follows:

         1. The Obligations. The United States Government Guaranteed Ship Financing Bonds, 2000 Series, due April 15, 2027, referred to above (the "Obligations") in the aggregate principal amount set forth above are proposed to be issued and sold by the Shipowner upon fulfillment of the terms and conditions set forth herein. The Obligations will be issued and sold to aid in the financing of the construction of the cv Cape May Light (the "Vessel"). The Obligations will be in fully registered form only and will bear interest (calculated on the basis of a 360-day year comprised of twelve 30-day months) from the date of issuance at the rate per annum set forth above, payable semi-annually, on April 15 and October 15 of each year until maturity, commencing April 15, 2001 until the Delivery Date, on the Delivery Date and semiannually following the Delivery Date until maturity.

         The Obligations will be issued under a Trust Indenture (the "Indenture") between the Shipowner and The Bank of New York, as Trustee (the "Indenture Trustee"). Payment of the principal of and interest on the Obligations will be fully and unconditionally guaranteed by the United States of America pursuant to the guarantee imprinted by the Indenture Trustee pursuant to an Authorization Agreement, on each of the Obligations (the "Guarantee") under Title XI of the Merchant Marine Act, 1936, as amended and in effect on the Closing Date (the "Act"). Since the Obligations are guaranteed with the full faith and credit of the United States of America, it is understood that you will not independently review the financial condition of the Shipowner and will rely completely on the Secretary's determination regarding the financial resources and maritime ability of the Shipowner.

         2. Agreement to Purchase. Subject to the conditions hereinafter set forth, and the representations and warranties contained herein, the Shipowner agrees to sell to you and you


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agree to purchase on the Closing Date, the Obligations in the principal amount set forth opposite your name in Schedule 1 hereto (subject to adjustment as set forth in Section 6 hereof) at 100% of such principal amount thereof.

         3. Closing. Delivery of the Obligations shall be made at the office of the Maritime Administration, 400 Seventh Street, S.W., Washington, D.C., at a closing commencing at 10:00 a.m., Eastern time, on October 16, 2000 (the "Closing Date") or such other place or such later business day (which shall not be later than October 18, 2000) as the Shipowner shall designate by at least 3 days' prior written notice to the Indenture Trustee and to you at your address specified in Schedule 1 hereto. Delivery of the Obligations shall be made against payment therefor in funds immediately available to the Shipowner in Washington, D.C. Except as you may otherwise direct three (3) business days before the Closing Date, a single Obligation dated the Closing Date, authenticated by the Indenture Trustee, guaranteed by the United States of America, and registered in your name and issued in a denomination equal to the principal amount of Obligations to be purchased by you, will be delivered to you. For the purposes of this Agreement, a "business day" is a day which is not a Saturday, Sunday or bank holiday under the laws of the United States of America or the States of Louisiana and New York.

         4. Representations and Warranties by the Shipowner. The Shipowner represents and warrants to you that this Agreement, the Indenture, and the Obligations have been duly authorized, executed and delivered by the Shipowner and constitute, each in accordance with their terms, a legal, valid and binding instrument enforceable against the Shipowner, except as limited by bankruptcy, insolvency, or other laws affecting the enforcement of creditors' rights generally. On the Closing Date, the Indenture and the Obligations will have been duly authorized, executed and delivered by the Shipowner and will constitute legal, valid and binding instruments enforceable against the Shipowner, and the Obligations will be entitled to the benefits of the Indenture, the Guarantees and the Authorization Agreement. The Shipowner represents that the Obligations, the Indenture, and the Authorization Agreement conform in all material respects to the descriptions thereof contained in the Offering Circular dated October 16, 2000 unless you consent to a change.

         5. Conditions to Purchaser's Obligations. Your obligation under this Agreement to purchase Obligations on the Closing Date is subject to the accuracy of the representations and warranties of the Shipowner contained in Section 4 hereof on and as of the Closing Date and to the following further conditions:

         (A) Opinion of Counsel for the Shipowner. On the Closing Date, the Shipowner shall have furnished an opinion of its counsel addressed to you and satisfactory to you and the Indenture Trustee regarding the representations and warranties set out in Item 4 of this Agreement;

         (B) Opinion of the Chief Counsel of the Maritime Administration. On the Closing Date, your counsel shall have received a copy of a legal opinion from the Maritime Administration addressed to the Purchasers and the Indenture Trustee to the effect that the Guarantees and the Authorization Agreement have been duly authorized, executed and delivered

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by the United States of America, and constitute the legal, valid and binding obligations of the United States of America; and

         (C) Certificate of Officer of the Shipowner. On the Closing Date, you shall have received a certificate signed by an authorized representative of the Shipowner to the effect that (a) the Shipowner has performed all agreements and satisfied all conditions on its part to be performed or satisfied hereunder on or prior to the Closing Date, (b) the representations and warranties of the Shipowner herein contained are true and correct in all material respects to the same extent as if made on and as of the Closing Date, and (c) the terms of the Indenture have been complied with by the Shipowner, and as of the Closing Date, there shall not exist any condition or event which constitutes, or which after lapse of time or notice or both would constitute, an Indenture Default as defined in the Indenture.

         If any of the conditions specified in this Section 5 shall not have been fulfilled by the Shipowner when and as required by this Agreement, you may cancel this Agreement and all of your obligations hereunder on, or at any time prior to, the Closing Date. Notice of such cancellation shall be given to the Shipowner in writing.

         6. Adjustment of Commitments. In the event that the Secretary determines, pursuant to the Act, that the aggregate principal amount of the Obligations, issued by Shipowner to the purchaser pursuant to the Indenture dated October 16, 2000, eligible for Guarantee under the Act is greater or less than $37,900,000 on the Closing Date, the Shipowner may increase or decrease the total principal amount of Obligations to be issued by not more than 5 percent.

         7. Conditions of Shipowner's Obligations. The obligations of the Shipowner to sell and deliver the Obligations under this Agreement on the Closing Date are subject to all of the following conditions: (A) on the Closing Date all the Obligations to be delivered by the Shipowner shall have simultaneously been purchased by the Purchasers; and (B) on or before the Closing Date (i) the Secretary shall have duly authorized the execution and delivery of the Guarantee of the Obligations and shall have duly executed and delivered the Authorization Agreement; and (ii) the Indenture Trustee shall have duly executed and delivered the Indenture and the Authorization Agreement.

         8. Entire Agreement Embodied, Changes, etc. This Agreement embodies the entire agreement and understanding between the Shipowner and you relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Neither this Agreement nor any term hereof may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought and with the written consent of the Secretary.

         9. Miscellaneous.

         (A) Except as otherwise expressly provided in this Agreement, (i) whenever notice is required by the provisions hereof to be given to the Shipowner, such notice shall be in writing addressed to Cape May Light, L.L.C., Robin Street Wharf, 1380 Port of New Orleans Place, New

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Orleans, Louisiana 70130, and (ii) whenever notice is required by the provisions of this Agreement to be given to you, such notice shall be in writing addressed to you at your address set forth in Schedule 1 hereto or any other address specified in a written notice to the Shipowner;

         (B) This Agreement is made solely for the benefit of and is binding upon and enforceable by you, the Shipowner, and your respective successors and assigns, and no other person shall acquire or have any right under, or by virtue of, this Agreement;

         (C) If this Agreement shall be canceled or terminated by you because of nonfulfillment of the conditions set forth in Section 5 hereof or because of the Shipowner's failure to comply on or before the Closing Date with the conditions precedent set forth herein, the Shipowner shall have no further obligations or liability hereunder to you except that the Shipowner will reimburse you for out-of-pocket expenses reasonably incurred by you (including reasonable fees and disbursements of your counsel and interest on funds forwarded by you for delivery on the Closing Date to purchase Obligations, such interest to be at the rate borne by the Obligations for the period from the proposed Closing Date to the date on which such funds are returned to you);

         (D) This Agreement shall be governed and construed in accordance with the laws of the State of New York.

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         If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterparts of this Agreement, retain one counterpart for your records and return the other counterparts to the Shipowner, whereupon this Agreement shall become a binding contract among you, the Shipowner and Purchaser.


                             Very truly yours,

                             CAPE MAY LIGHT, L.L.C.

                             By: DELTA QUEEN COASTAL VOYAGES, L.L.C., its Managing Member

                                      By:      THE DELTA QUEEN STEAMBOAT CO.,
                                               its Managing Member

                                                      /S/ RANDALL L. TALCOTT
                                                By:
                                                   ----------------------------
                                                   Its Vice President





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The foregoing Agreement is hereby
confirmed and accepted as of the
date first above written.

Chase Securities Inc.

         /s/ Michael K. Clare
By:__________________________________
   Michael K. Clare - Managing Director



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                                   SCHEDULE 1



                                                       Aggregate Principal
                                                       Amount of Obligations To
Purchaser                                              Be Purchased:



Chase Securities Inc.                                  $37,900,000

All payments on account of the Obligations held by such purchaser shall be made by wire transfer of immediately available funds not later than 12:00 noon on the date payment is due for credit to:



Account No.
            --------------------------------
ABA No.
        ----------------------------

Each such transfer shall set forth the name of the Shipowner and the coupon rate of the Obligations.

Addresses for all communications and
notices:


270 Park Avenue, 7th Floor
New York, NY 10017-2070